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                                                                  EXHIBIT 99.1



                                 PRESS RELEASE


                                                         FOR IMMEDIATE RELEASE


                           GEV CORPORATION ANNOUNCES
                  PROPOSAL TO ACQUIRE PIONEER AMERICAS, INC.


Contact:  Andrew M. Bursky
          (203) 629-8750


     Greenwich, Connecticut, January 24, 1995. GEV Corporation today announced that it had entered into a letter of intent with Pioneer Americas, Inc. for the acquisition by GEV of Pioneer. Pioneer, based in Houston, Texas, manufactures chlorine, caustic soda and related products used in a variety of applications, including water treatment, plastics, detergents and agricultural chemicals. Pioneer had revenues of approximately $165 Million for the year ended December 31, 1994. The purchase price was not disclosed.

     The proposed acquisition is subject to various conditions, including the negotiation and execution of definitive documentation and the receipt of required approvals as well as the receipt of commitments for the financing necessary to effect the acquisition.

     GEV, formerly Finevest Foods, Inc., does not presently conduct any operations. GEV intends to change its name to Pioneer Americas, Inc. upon the consummation of the transaction.

     GEV's common stock is traded in the over-the-counter market.